Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-294128 on Form S-4 of Mission Produce, Inc. of our reports dated January 14, 2026, relating to the financial statements of Calavo Growers, Inc. and the effectiveness of Calavo Growers, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Calavo Growers, Inc. for the year ended October 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 18, 2026